EXHIBIT 14


                           PROFILE TECHNOLOGIES, INC.

                        FINANCIAL CODE OF ETHICAL CONDUCT
                        ---------------------------------


     Profile Technologies, Inc. (the "Company") is committed to adhering to the highest ethical standards with respect to its financial management and the disclosure of financial information in connection with the business and operations of the Company. The Company's Chief Executive Officer, the President and Chief Operating Officer (the "Chief Executive Officers") and the Chief Financial Officer and other financial managers of the Company (the "Financial Managers") play a critical role in assuring that the Company adheres to these high ethical standards. This Financial Code of Ethical Conduct sets forth principles to which the Chief Executive Officers and the Financial Managers are expected to adhere and advocate.

     You agree, to the best of your knowledge and ability, to:

     1. Act with honesty and integrity and at all times avoid all actual or apparent conflicts of interests between your personal and business relationships.

     2. Comply with any conflict of interest policies and other provisions of any of the Company's applicable policies or guidelines as may be established from time to time relating to the areas covered by this Code.

     3. Provide full, fair, accurate, timely and understandable disclosure to the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer and the Audit Committee of the Company's Board of Directors of all material information known to you regarding the current or future financial condition or financial performance or the business of the Company.

     4. Promote and help to assure full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with the Securities and Exchange Commission and in other public communications by the Company.

     5. Comply with all laws, statutes, rules, regulations and stock exchange or national quotation system listing standards, to the extent applicable to the conduct of your duties and responsibilities.

     6. In performing your duties and responsibilities, act in good faith, with due care, competence and diligence, responsibly, without misrepresenting any material fact, and without allowing your independent judgment to be compromised or subordinated.

     7. Respect the confidentiality of information acquired in the course of your work except when authorized or otherwise legally obligated to make disclosure and not use such confidential information for personal advantage.

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     8.   Promptly report all violations of this Code to the general counsel or corporate secretary of the Company.

     You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

     You understand that you will be held accountable for your adherence to this Financial Code of Ethical Conduct. Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

     If you have any questions regarding the best course of action in a particular situation, you should promptly contact the general counsel or corporate secretary of the Company. You may choose to remain anonymous in reporting any possible violation of this Code.